NEUMAN & DRENNEN, LLC
Regency Plaza One #800
4643 South Ulster Street
Denver, Colorado 80237

David H. Drennen, LLC

February 5, 2002

EC Power, Inc.
236 West 27th Street, 3rd Floor
New York, New York 10001

Gentlemen:

       We have acted a legal counsel for EC Power, Inc. (the "Company") in connection with the Company's Registration Statement on Form SB-2 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Prospectuses included as a part of the Registration Statement (the "Prospectus"), relating to 2,000,000 units ("Units") to be sold by the Company, each Unit containing one share ("Unit Shares") of Common Stock, $.001 par value per share (the "Common Stock") and one Common Stock Purchase Warrant (the "Warrants"); to the shares ("Warrant Shares") into which the Warrants are exercisable; and to 10,296,911 shares ("Other Shares") of Common Stock to be offered and sold by certain selling stockholders of the Company ("Selling Stockholders"), in the manner set forth in the Registration Statement and Prospectuses. The Common Stock to be offered and sold by the Selling Stockholders was issued to them in a private placement.

       In connection therewith, we have examined: (a) the Registration Statement and the Prospectuses included therein, as amended; (b) the Articles of Incorporation and Bylaws of the Company; and (c) the relevant corporate proceedings of the Company. In addition to such examination we have reviewed such other proceedings, documents, and records and have ascertained or verified such additional facts as we deem necessary or appropriate for purposes of this opinion.

       Based on the foregoing, we are of the opinion that:
1.	The Company has been legally incorporated and is validly existing under the laws of the State of Delaware.
2.

The Units, the Warrants, the Unit Shares, and the Warrant Shares, upon issuance and payment therefor, as contemplated by the Registration Statement and Prospectuses, will be validly issued, fully paid, and nonassessable. The Warrants, upon issuance and payment therefor, will be the legal, binding obligations of the Company.

3.	The Other Shares have been validly issued, fully paid, and are nonassessable.
4.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectuses. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ David H. Drennen
NEUMAN & DRENNEN, LLC

Telephone: (303) 221-4700 Email: david_drennen@attglobal.net Facsimile: (303) 226-4115